Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION APRIL SALES FROM CONTINUING OPERATIONS
UP 7.7 PERCENT

MINNEAPOLIS, May 5, 2005 — Target Corporation today reported that its net retail sales from continuing operations (principally Target Stores) for the four weeks ended April 30, 2005 increased 7.7 percent to $3.390 billion from $3.148 billion for the four-week period ended May 1, 2004. On this same basis, comparable-store sales increased 1.3 percent from fiscal April 2004.

The sales plan for the month was a comparable-store increase in the range of 2 to 4 percent, reflecting the impact of this year’s earlier Easter holiday.

“Our sales performance in the month of April was slightly below plan, while sales for the quarter overall remained stronger than expected,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “These sales results, combined with continued gross margin rate expansion, reinforce our belief that Target will deliver very strong profit growth in the first quarter of 2005.”

		Total Sales	Comparable Stores % Change
Continuing Operations	Sales	% Change	This Year	Last Year
	(millions)
April	$3,390	7.7	1.3	6.2

First Quarter	$11,174	12.8	6.2	7.3

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2004 Form 10-K.

Target Corporation operates Target Stores, a chain of large, general merchandise discount stores consisting of 1,330 locations in 47 states, as well as an on-line business called Target.com.

Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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